Exhibit 99.1

News Release	Buckeye GP Holdings L.P.
Five TEK Park
9999 Hamilton Blvd.
NYSE: BGH	Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-04
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

CARLYLE/RIVERSTONE SELLS INTERESTS IN BUCKEYE GP HOLDINGS TO ARCLIGHT, KELSO AND LEHMAN BROTHERS

Breinigsville, PA – June 25, 2007 . . . Buckeye GP Holdings L.P. (NYSE: BGH) (“BGH”) today announced that The Carlyle/Riverstone Global Energy and Power Fund II, L.P. (“Carlyle/Riverstone”), certain members of management and other limited partners completed the sale of their ownership interest in the general partner of BGH and an approximate 62% limited partner interest in BGH to an entity formed by affiliates of ArcLight Capital Partners, LLC (“ArcLight”), Kelso & Company (“Kelso”) and Lehman Brothers Holdings Inc. (“Lehman Brothers”).  BGH owns 100% of the general partner of Buckeye Partners, L.P. (NYSE: BPL) (“BPL”).  The sale was consummated pursuant to a stock purchase agreement entered into on April 3, 2007, as amended.  None of BGH, BPL or their respective general partners is a party to the agreement.  The closing of the transaction resulted in a change of control of BGH and BPL.

In connection with the closing of the transaction, William H. Shea, Jr. resigned as Chairman of the Board, President and Chief Executive Officer of the general partners of BGH and BPL and as a director of each entity.  Forrest E. Wylie was elected as Chairman of the Board, President and Chief Executive Officer of the general partners of BGH and BPL and as a director of each entity.  Mr. Wylie was most recently Vice Chairman of Pacific Energy Partners, L.P., a refined product and crude oil pipeline and terminal partnership that recently merged with Plains All American, L.P.  Mr. Wylie has over 20 years of experience in the energy industry.  The remaining members of the BGH and BPL management teams will remain in place.

Also in connection with the closing of the transaction, Michael B. Hoffman, E. Bartow Jones and Andrew W. Ward, each of whom is affiliated with Carlyle/Riverstone, resigned from their respective positions as directors of the general partners of BGH and BPL.  Upon the aforementioned resignations, Daniel R. Revers and Robb E. Turner, each of whom is affiliated with ArcLight, were appointed to the Board of Directors of BGH’s and BPL’s general partners. In addition, Frank J. Loverro and Christopher L. Collins, each of whom is affiliated with Kelso, were appointed to the Board of Directors of BGH’s general partner, and Michael B. Goldberg and Irvin K. Culpepper, Jr., each of whom is also affiliated with Kelso, were appointed to the Board of Directors of BPL’s general partner.

Lehman Brothers acted as sole financial advisor to ArcLight and Kelso on the transaction.

The buyer group is being led by ArcLight and Kelso.  ArcLight Capital Partners, LLC is a leading energy investment firm, with more than $4.6 billion under management.  ArcLight invests throughout the energy industry value chain in hard assets that produce high current income and capital appreciation.  Founded in 2001, ArcLight has its headquarters in Boston and an office in New York City.  More information about ArcLight can be found at www.arclightcapital.com.

Kelso & Company, a leading private equity firm, has been involved in leveraged acquisitions both as a principal and as a financial advisor since 1971.  Kelso makes equity investments on behalf of investment partnerships, which it manages.  Since 1980, Kelso has invested in approximately 92 companies with an aggregate total capitalization at closing of more than $27 billion.  More information about Kelso can be found at www.kelso.com.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide.  Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity.  The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world.  For further information about Lehman Brothers’ services, products and recruitment opportunities, visit the Firm’s Web site at www.lehman.com.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partner interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

Riverstone Holdings LLC and The Carlyle Group are the co-general partners of The Carlyle/Riverstone Global Energy and Power Fund II, L.P.  More information about Riverstone and Carlyle can be found at www.riverstonellc.com and www.carlyle.com .

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